EXHIBIT 99.1
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                              FAB INDUSTRIES, INC.

 200 MADISON AVENUE * NEW YORK, N.Y. 10016 * (212) 592-2700 * FAX (212) 689-6929


FOR IMMEDIATE RELEASE:                                      FAB INDUSTRIES, INC.
                                                            200 MADISON AVENUE
                                                            NEW YORK, N.Y. 10016

FAB INDUSTRIES, INC. (ASE)
REPORTS RECEIPT OF MANAGEMENT-LED BUYOUT OFFER AND FORMATION OF SPECIAL
COMMITTEE

                  NEW YORK, N.Y. - October 23, 2003 - Fab Industries, Inc., a major manufacturer of knitted textile fabrics, laces, related finished home products and laminated fabrics, today announced that it had received a preliminary offer from a management-led buyout group to acquire the business, as a going concern, for $19,556,366 (or $3.75 per share), subject to certain terms and conditions. The offer assumes that the Company will not make any further cash distributions. The Company engaged the investment banking firm McFarland Dewey & Co., LLC in November 2002 to assist with the sale of the business. McFarland Dewey contacted over 80 potential acquirors. To date, the management-led offer is the only bona fide offer to acquire the business the Company has received.

                  In connection with its receipt of the management-led offer, the Company also announced the formation of a Special Committee comprised solely of independent directors to review the offer. The offer contemplates that the management-led group would acquire all of the assets, and assume all of the liabilities, of the Company. There can be no assurance that the transaction contemplated by the offer will be approved by the Special Committee, that a definitive purchase agreement will be executed, or that the transaction will be consummated.

                  Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including, but not limited to, the following: whether or when the transaction contemplated by the management-led offer will be consummated; our ability to find qualified buyers for our assets; overall economic and business conditions; our continuing ability to support the demand for our goods and services; competitive factors in the industries in which we compete; changes in government regulation; changes in tax requirements (including tax rate changes, new tax laws and revised tax interpretations); interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; material contingencies provided for in a sale of our assets; de-listing of our common stock from the American Stock Exchange; our ability to retain key employees during any wind down period; and any

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litigation arising as a result of our plan to wind down our operations.
Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on form 10-K for the year ended November 30, 2002. These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this press release.


                     WEBSITE: HTTP://WWW.FAB-INDUSTRIES.COM





CONTACT INFORMATION:

David Miller                                    James Dubin
Vice President - Chief Financial Officer        Partner
Fab Industries, Inc.                            Paul, Weiss, Rifkind, Wharton &
                                                Garrison LLP
(212) 592-2865                                  (212) 373-3026
david.miller@fab-industries.com                 jdubin@paulweiss.com